Smart Sand, Inc. Announces Third Quarter 2025 Results
•3Q 2025 revenue of $92.8 million
•3Q 2025 net income of $3.0 million
•3Q 2025 cash flow provided by operations of $18.2 million
•3Q 2025 contribution margin $21.7 million
•3Q 2025 Adjusted EBITDA of $13.6 million
•3Q 2025 free cash flow of $14.8 million

YARDLEY, Pennsylvania, November 12, 2025 – Smart Sand, Inc. (NASDAQ: SND) (the “Company” or “Smart Sand”), a leading supplier of premium Northern White frac sand and industrial sand and a proppant logistics solutions provider, today announced results for the third quarter of 2025.
“Smart Sand delivered another strong quarter with third quarter sales volumes, contribution margin, Adjusted EBITDA and free cash flow all increasing from second quarter results,” stated Charles Young, Smart Sand’s Chief Executive Officer.
“Our commitment to opening up new markets for our high quality Northern White sand continued to deliver strong results. In the third quarter, we had record sales volumes into Canada, we continued to broaden our customer base in Industrial Product Solutions and we expanded our presence in the Utica shale through our Ohio terminals. Additionally, we had strong sand sales in our traditional markets of the Marcellus and the Bakken.”
“Despite continued short term market volatility impacting oil and natural gas prices, we continue to see consistent activity in the primary markets we serve,” said Charles Young. “We believe the long-term fundamentals for natural gas are strong. Smart Sand is well positioned to take advantage of the increasing need for increasing natural gas production to support growing LNG export capacity in both the United States and Canada as well as the continued need for increased electric power to support growing AI demand. We have one of the largest reserve bases of fine mesh Northern White sand in North America supported by one of the most extensive sand logistics networks that can deliver sand efficiently and cost effectively to all shale operating basins in North America.”
“Fourth quarter demand has started off strong, but we do anticipate some potential seasonal slowdown as we approach year end,” Charles Young continued. “For the year, we currently expect sales volumes to be in the 5.1 million to 5.4 million range and we expect to be free cash flow positive for the year.”
“While continuing to grow our leading Northern White sand franchise, we remain committed to returning capital back to our shareholders. In August, we paid a $.10/share dividend and year to date we have bought back 1 million shares under our current share buyback program. Through the end of September, Smart Sand has returned $6.4 million back to our shareholders through share repurchases and special dividends in 2025.”

Third Quarter 2025 Highlights
In the third quarter of 2025, tons sold totaled approximately 1,472,000, compared to 1,424,000 tons in the second quarter of 2025 and 1,189,000 tons in the third quarter of 2024, reflecting a 3% sequential increase and a 24% year-over-year increase.
Revenues in the third quarter of 2025 were $92.8 million, compared to $85.8 million in the second quarter of 2025 and $63.2 million in the third quarter of 2024. The increase in revenue sequentially and year over year was primarily driven by higher sales volumes and higher average selling prices. Revenues in the third quarter of 2025 also included a $4.4 million payment related to contractual charges for tons sold in excess of certain contractual thresholds in a prior period.
Cost of goods sold increased to $77.8 million for the third quarter of 2025, up from $76.8 million for the second quarter of 2025 and $56.7 million for the third quarter of 2024. The increase is primarily due to an increase in sales volumes. Freight and transloading costs were higher sequentially and year over year primarily due to the delivery locations for frac sand sales and increased sales volumes through third party terminals.
Gross profit for the third quarter of 2025 was $14.9 million compared to $9.0 million in the second quarter of 2025 and $6.5 million in the third quarter of 2024. Gross profit increased sequentially and year over year due to the increase in sales volumes and the excess tons payment in the quarter, which was partially offset by higher freight and transloading costs due to delivery locations for the Company’s frac sand sales.
Operating expenses in the third quarter of 2025 were $9.6 million, up from $9.0 million in the second quarter of 2025 and down from $11.4 million in the third quarter of 2024. In the second quarter of 2025, the Company had a gain on the sale of an asset of $0.7 million related to the sale of vacant land that was part of a previous acquisition. Operating expenses decreased from the third quarter of 2024 primarily due to $1.3 million in banking and legal fees associated with refinancing the Company’s ABL facility in September 2024 partially offset by increased royalty expense due to increased sales volumes in the third quarter of 2025.
Total other expenses for the third quarter of 2025 were $0.3 million, consistent with both the second quarter of 2025 and the third quarter of 2024.
In the third quarter of 2025, the Company recorded a net income of $3.0 million, or $0.08 per basic and diluted share. The Company had net income of $21.4 million, or $0.55 per basic and diluted share, for the second quarter of 2025 and a net loss of $(0.1) million, or $0.00 per basic and diluted share, for the third quarter of 2024. The fluctuations in net income are primarily driven by non-cash deferred income tax expense. Income tax expense / (benefit) often distorts the Company’s results of operations due primarily to deferred tax variances. The Company is required to record its interim period income tax expense / (benefit) in accordance with GAAP, which requires that the Company estimate its full year effective tax rate and apply that rate to the net income for the period. The Company’s effective tax rate includes modifications from the statutory rate for items such as income tax credits, tax depletion deduction, carrybacks, and state apportionment changes, among other items. The biggest driver of the Company’s income tax expense / (benefit) is the depletion deduction calculation, which is not directly related to the net income of the Company. This tax deduction has an equally large effect on the Company’s income tax rate, which is the basis for the quarterly income tax expense / (benefit) calculation. The Company does not expect to be a payer of federal income tax in 2025 and expects to pay an immaterial amount of state income taxes in 2025. Because of the difference between income tax recorded on a GAAP basis and the cash taxes the Company expects to pay, the Company uses additional non-GAAP performance measures of contribution margin, Adjusted EBITDA, and free cash flow to evaluate its results of operations.
Contribution margin in the third quarter of 2025 was $21.7 million, or $14.76 per ton sold, compared to $15.8 million, or $11.08 per ton sold, in the second quarter of 2025 and $13.2 million, or $11.09 per ton sold, in the third quarter of 2024. Adjusted EBITDA was $13.6 million in the third quarter of 2025 up from $7.8 million in the second quarter of 2025 and from $5.7 million in the third quarter of 2024.
The sequential and year over year increase in contribution margin and Adjusted EBITDA were primarily driven by higher sales volumes, higher average selling prices and the excess ton payment of $4.4 million, partially offset by an increase in cost of goods sold due to higher production costs from higher sales volumes and increased logistics costs due to sand delivery locations.
Net cash provided by operating activities in the third quarter of 2025 was $18.2 million, compared to $(5.1) million used in the second quarter of 2025 and $5.8 million provided in the third quarter of 2024. The increase sequentially and year over year was primarily due to higher cash collections on increased sand sales volumes and higher average selling prices.
In the third quarter of 2025, free cash flow was $14.8 million, resulting from net cash provided by operating activities of $18.2 million and capital expenditures of $3.4 million. The Company currently projects full year 2025 capital expenditures to range between $15.0 million and $17.0 million, excluding acquisitions, and anticipates being free cash flow positive for 2025.
Liquidity
In the third quarter of 2025, the Company repurchased 13,627 shares of its common stock for $28.2 thousand under its share repurchase program. On October 3, 2024, the Smart Sand Board of Directors approved an eighteen month share repurchase program under which the Company may purchase up to $10.0 million of its ordinary shares (the “Repurchase Program”). Pursuant to the Repurchase Program, the Company may repurchase its ordinary shares from time to time, in amounts, at prices and at such times as management deems appropriate, subject to market conditions and other considerations. Management may make repurchases in the open market, privately negotiated transactions, accelerated repurchase programs or structured share repurchase programs. The Repurchase Program will be conducted in compliance with applicable legal requirements and shall be subject to market conditions and other factors. The Repurchase Program does not obligate management to acquire any particular amount of ordinary shares and the Repurchase Program may be modified or suspended at any time. The remaining amount that may be repurchased as of September 30, 2025 is $7.9 million of ordinary shares.
On July 23, 2025, the Company’s board of directors declared a special cash dividend on the Company’s common stock of $0.10 per share, or $4.3 million, which was paid on August 14, 2025, to stockholders of record as of the close of business on August 4, 2025.
The Company’s primary sources of liquidity include cash on hand, cash flow from operations, and available borrowings under the Company’s FCB ABL Credit Facility. As of September 30, 2025, cash on hand was $5.1 million and the Company had $30.0 million in undrawn availability on the FCB ABL Credit Facility.
Additional Information
Investors are invited to view the Company’s Financial Statements and Investor Presentations at www.smartsand.com. The Company also welcomes calls or emails to the Company’s CFO, Lee Beckelman, with any specific questions.

Forward-looking Statements
All statements in this news release other than statements of historical facts are forward-looking statements that contain the Company’s current expectations about its future results, including the Company’s expectations regarding future sales. The Company has attempted to identify any forward-looking statements by using words such as “expect,” “will,” “estimate,” “believe” and other similar expressions. Although the Company believes that the expectations reflected and the assumptions or bases underlying its forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements.
Factors that could cause actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to, fluctuations in product demand, delays in the completion of certain expansion and improvement projects at the Company’s existing facilities or failure to recognize the anticipated benefits of such projects, regulatory changes, adverse weather conditions, increased fuel prices, higher transportation costs, access to capital, increased competition, changes in economic or political conditions, and such other factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on March 11, 2024, and in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, filed by the Company with the SEC on November 12, 2025.
The reader should not place undue reliance on the Company’s forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.
About Smart Sand
Smart Sand is a fully integrated frac and industrial sand supply and services company, offering complete mine to wellsite proppant and logistic solutions to its frac sand customers, and a broad offering of products for industrial sand customers. The Company produces low-cost, high quality Northern White sand, which is a premium sand used as a proppant to enhance hydrocarbon recovery rates in the hydraulic fracturing of oil and natural gas wells. The Company’s sand is also a high-quality product used in a variety of industrial applications, including glass, foundry, building products, filtration, geothermal, renewables, ceramics, turf & landscaping, retail, recreation and more. The Company also offers logistics solutions to its customers through its in-basin transloading terminals and its SmartSystems wellsite storage capabilities. Smart Sand owns and operates premium sand mines and related processing facilities in Wisconsin and Illinois, which have access to four Class I rail lines, allowing the Company to deliver products substantially anywhere in the United States and Canada. For more information, please visit www.smartsand.com.

SMART SAND, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024
	(unaudited)	(unaudited)	(unaudited)

Revenues:
Sand revenue	$91,643	$84,590	$62,232
SmartSystems revenue	1,137	1,180	926
Total revenue	92,780	85,770	63,158
Cost of goods sold:
Sand cost of goods sold	76,766	75,673	55,601
SmartSystems cost of goods sold	1,079	1,140	1,070
Total cost of goods sold	77,845	76,813	56,671
Gross profit	14,935	8,957	6,487
Operating expenses:
Selling, general and administrative	9,086	9,110	9,703
Depreciation and amortization	589	604	633
(Gain) loss on disposal of fixed asset, net	(110)	(680)	1,063
Total operating expenses	9,565	9,034	11,399
Operating income	5,370	(77)	(4,912)
Other income (expenses):
Loss on extinguishment of debt	—	—	(31)
Interest expense, net	(320)	(316)	(344)
Other income	28	66	53
Total other expenses, net	(292)	(250)	(322)
Income (loss) before income tax expense (benefit)	5,078	(327)	(5,234)
Income tax expense (benefit)	2,076	(21,723)	(5,136)
Net income (loss)	$3,002	$21,396	$(98)
Net income (loss) per common share:
Basic	$0.08	$0.55	$—
Diluted	$0.08	$0.54	$—
Weighted-average number of common shares:
Basic	38,826	39,207	38,926
Diluted	38,951	39,378	38,926

SMART SAND, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2025	December 31, 2024
	(unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$5,081	$1,554
Accounts receivable	44,190	40,981
Unbilled receivables	—	5,311
Inventory	31,600	25,044
Prepaid expenses and other current assets	3,148	2,635
Total current assets	84,019	75,525
Property, plant and equipment, net	227,638	236,692
Operating lease right-of-use assets	26,014	23,153
Intangible assets, net	4,490	5,084
Other assets	912	1,092
Total assets	$343,073	$341,546
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,512	$16,988
Accrued expenses and other liabilities	25,681	12,561
Deferred revenue	—	54
Current portion of long-term debt	4,282	3,554
Current portion of operating lease liabilities	9,885	10,053
Total current liabilities	49,360	43,210
Long-term debt	8,312	9,130
Long-term operating lease liabilities	16,109	14,486
Deferred tax liabilities, net	6,735	9,316
Asset retirement obligations	22,124	21,292
Other non-current liabilities	560	302
Total liabilities	103,200	97,736
Commitments and contingencies
Stockholders’ equity
Common stock	39	39
Treasury stock	(17,344)	(14,671)
Additional paid-in capital	188,162	185,263
Retained earnings	69,072	73,239
Accumulated other comprehensive loss	(56)	(60)
Total stockholders’ equity	239,873	243,810
Total liabilities and stockholders’ equity	$343,073	$341,546

SMART SAND, INC.CONSOLIDATED

STATEMENTS OF CASH FLOWS

	Three Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024
	(unaudited)	(unaudited)	(unaudited)
	(in thousands)
Operating activities:
Net income (loss)	$3,002	$21,396	$(98)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and accretion of asset retirement obligations	7,252	7,305	6,594
Amortization of intangible assets	198	198	198
Loss (gain) on disposal of fixed assets	(110)	(680)	1,063
Amortization of deferred financing cost	65	75	36
Loss on extinguishment of debt	—	—	31
Provision for bad debt	41	—	—
Deferred income taxes	2,029	(21,273)	(5,144)
Stock-based compensation	914	987	866
Employee stock purchase plan compensation	5	6	6
Changes in assets and liabilities:
Accounts receivable	2,945	(19,210)	2,068
Unbilled receivables	1	2,902	1,590
Inventory	(2,940)	(351)	(2,808)
Prepaid expenses and other assets	(1,189)	923	(157)
Deferred revenue	(18)	(459)	714
Accounts payable	(5,690)	2,777	1,028
Accrued and other expenses	11,655	267	(177)
Net cash provided by (used in) operating activities	18,160	(5,137)	5,810
Investing activities:
Purchases of property, plant and equipment	(3,385)	(2,676)	(2,135)
Proceeds from disposal of assets	—	739	79
Net cash used in investing activities	(3,385)	(1,937)	(2,056)
Financing activities:
Dividend payments to shareholders	(3,891)	(72)	—
Proceeds from the issuance of notes payable	—	—	646
Repayments of notes payable	(822)	(807)	(636)
Payments under finance leases	(59)	(54)	(53)
Payment of deferred financing and debt issuance costs	—	(10)	(626)
Proceeds from revolving credit facility	8,000	14,000	1,975
Repayment of revolving credit facility	(17,000)	(5,000)	(3,975)
Proceeds from equity issuance	21	—	26
Repurchase of treasury stock from restricted stock vesting	(208)	(36)	(153)
Repurchase of treasury stock from Repurchase Program	(28)	(1,762)	—
Net cash (used in) provided by financing activities	(13,987)	6,259	(2,796)
Net increase (decrease) in cash and cash equivalents	788	(815)	958
Cash and cash equivalents at beginning of period	4,293	5,108	6,257
Cash and cash equivalents at end of period	$5,081	$4,293	$7,215

Non-GAAP Financial Measures
Contribution Margin

The Company also uses contribution margin, which is defined as total revenues less costs of goods sold excluding depreciation, depletion and accretion of asset retirement obligations, to measure its financial and operating performance. Contribution margin excludes other operating expenses and income, including costs not directly associated with the operations of the Company’s business such as accounting, human resources, information technology, legal, sales and other administrative activities.
Management believes that reporting contribution margin and contribution margin per ton sold provides useful performance metrics to management and external users of the Company’s financial statements, such as investors and commercial banks, because these metrics provide an operating and financial measure of the Company’s ability, as a combined business, to generate margin in excess of its operating cost base.
Gross profit is the GAAP measure most directly comparable to contribution margin. Contribution margin should not be considered an alternative to gross profit presented in accordance with GAAP. Because contribution margin may be defined differently by other companies in the industry, the Company’s definition of contribution margin may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of gross profit to contribution margin.

	Three Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024
	(in thousands, except per ton amounts)
Revenue	$92,780	$85,770	$63,158
Cost of goods sold	77,845	76,813	56,671
Gross profit	14,935	8,957	6,487
Depreciation, depletion, and accretion of asset retirement obligations included in cost of goods sold	6,786	6,827	6,700
Contribution margin	$21,721	$15,784	$13,187
Contribution margin per ton	$14.76	$11.08	$11.09
Total tons sold	1,472	1,424	1,189
EBITDA and Adjusted EBITDA
EBITDA is defined as net income, plus: (i) depreciation, depletion and amortization expense; (ii) income tax expense (benefit) and other results of operations based taxes; and (iii) interest expense. Adjusted EBITDA is defined as EBITDA, plus: (i) gain or loss on sale of fixed assets or discontinued operations; (ii) integration and transition costs associated with specified transactions; (iii) equity compensation; (iv) acquisition and development costs; (v) non-recurring cash charges related to restructuring, retention and other similar actions; (vi) earn-out, contingent consideration obligations; and (vii) non-cash charges and unusual or non-recurring charges. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of the Company’s financial statements, such as investors and commercial banks, to assess:
•the financial performance of the Company’s assets without regard to the impact of financing methods, capital structure or historical cost basis of such assets;
•the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;
•the Company’s ability to incur and service debt and fund capital expenditures;
•the Company’s operating performance as compared to those of other companies in its industry without regard to the impact of financing methods or capital structure; and

•the Company’s debt covenant compliance, as Adjusted EBITDA is a key component of critical covenants to the FCB ABL Credit Facility.
Management believes that the presentation of EBITDA and Adjusted EBITDA will provide useful information to investors in assessing the Company’s financial condition and results of operations. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternatives to net income presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in the Company’s industry, the Company’s definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. The following table presents a reconciliation of net (loss) income to EBITDA and Adjusted EBITDA for each of the periods indicated.

	Three Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024
	(in thousands)
Net income (loss)	$3,002	$21,396	$(98)
Depreciation, depletion and amortization	7,179	7,236	7,161
Income tax expense (benefit) and other taxes	2,076	(21,723)	(5,136)
Interest expense	364	344	383
EBITDA	$12,621	$7,253	$2,310
Net (gain) loss on disposal of fixed assets	(110)	(680)	1,063
Equity compensation	834	909	765
Acquisition and development costs	—	—	8
Loss on extinguishment of debt	—	—	31
Cash charges related to restructuring and retention	—	—	—
Accretion of asset retirement obligations	269	269	249
Bank and legal costs related to financing not closed	—	—	1,294
Adjusted EBITDA	$13,614	$7,751	$5,720

Free Cash Flow
Free cash flow, which is defined as net cash provided by operating activities less purchases of property, plant and equipment, is used as a supplemental financial measure by the Company’s management and by external users of the Company’s financial statements, such as investors and commercial banks, to measure the liquidity of its business.
Net cash provided by operating activities is the GAAP measure most directly comparable to free cash flow. Free cash flow should not be considered an alternative to net cash provided by operating activities presented in accordance with GAAP. Because free cash flows may be defined differently by other companies in the Company’s industry, the Company’s definition of free cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of net cash provided by operating activities to free cash flow.

	Three Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024
	(in thousands)
Net cash provided by (used in) operating activities	$18,159	$(5,137)	$5,810
Purchases of property, plant and equipment	(3,385)	(2,676)	(2,135)
Free cash flow	$14,774	$(7,813)	$3,675

Investor Contacts:

Lee Beckelman
Chief Financial Officer
(281) 231-2660
lbeckelman@smartsand.com